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                                                                   Exhibit 4.15


                          GUARANTOR SECURITY AGREEMENT



         This GUARANTOR SECURITY AGREEMENT ("SECURITY AGREEMENT"), dated as of January 31, 2002, is among ARC Service, Inc., a Delaware corporation ("SERVICE"), ARC Solutions, Inc., a Delaware corporation ("SOLUTIONS"), ARC Midholding, Inc., a Delaware corporation ("MIDHOLDING"), and Writers Inc., a California corporation ("Writers") (each of Service, Solutions, Midholding and Writers, a "DEBTOR," and collectively, the "DEBTORS"), Wynnchurch Capital Partners, L.P., a Delaware limited partnership ("WYNNCHURCH") and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership ("WYNNCHURCH CANADA") (each of Wynnchurch and Wynnchurch Canada, a "PURCHASER", and collectively, the "PURCHASERS").


                                    RECITALS:

         A. Alternative Resources Corporation, a Delaware corporation (the "COMPANY"), and the Purchasers have entered into a Securities Purchase Agreement of even date herewith (as the same may be amended, modified, supplemented or restated from time to time, the "SECURITIES PURCHASE AGREEMENT"), pursuant to which the Company has issued the Notes and Warrants subject to the terms and conditions set forth in the Securities Purchase Agreement.

         B. The Company owns 100% of the issued and outstanding stock of each Debtor.

         C. Debtors have executed and delivered a Guaranty of even date herewith ("GUARANTY") in favor of Purchasers, pursuant to which each Debtor has guaranteed the performance of the Company's Obligations.

         D. The conditions precedent to the obligation of Purchasers to purchase the Notes and Warrants of the Company include the execution and delivery by each Debtor of this Security Agreement and the performance by each Debtor of its obligations hereunder.

         NOW, THEREFORE, in order to induce Purchasers to purchase the Purchased Securities, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS. All terms used herein which are defined in the Illinois Uniform Commercial Code (as the same may be amended and in effect from time to time, the "Code") shall have the same meaning herein as in the Code unless the context in which such terms are used herein indicates otherwise. All capitalized terms used but not elsewhere defined in this Security Agreement shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement. As used herein, the following terms have the following meanings:

              1.1 COMPANY'S OBLIGATIONS means the obligations of the Company to the Purchasers arising under the Notes.

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              1.2 DEBTORS' OBLIGATIONS means the obligations of each Debtor to the Purchasers arising under the Guaranty.

              1.3 PERMITTED LIENS means liens permitted pursuant to the terms of the Securities Purchase Agreement.

         2. SECURITY INTERESTS. In order to secure Debtors' Obligations, each Debtor hereby grants to Purchasers a security interest in all Property of such Debtor, whether now owned or hereafter acquired, and all additions and accessions thereto, including, without limitation, the Property described below:

              2.1 all tangible personal property (the "TANGIBLE COLLATERAL"), including without limitation all present and future goods, inventory (including, without limitation, all merchandise, raw materials, work in process, finished goods and supplies), machinery, equipment, motor vehicles, rolling stock, tools, furniture, real property, fixtures, office supplies, computers, computer software and associated equipment, whether now owned or hereafter acquired, including, without limitation, all tangible personal property used in the operation of the business of Debtor;

              2.2 all rights under all present and future authorizations, permits, licenses and franchises issued, granted or licensed to the Debtor for the operation of its business;

              2.3 all patents of Debtor;

              2.4 all trademarks of Debtor;

              2.5 all copyrights of Debtor;

              2.6 the entire goodwill of business of the Debtor and all other general intangibles (including know-how, trade secrets, customer lists, proprietary information, inventions, domain names, methods, procedures and formulae) connected with the use of and symbolized by any patents, trademarks or copyrights of Debtor;

              2.7 all rights under all present and future vendor or customer contracts and all franchise, distribution, design, consulting, construction, engineering, management and advertising and related agreements;

              2.8 all rights under all present and future leases of real and personal property ; and

              2.9 all other personal property, including, without limitation, all present and future accounts, accounts receivable, cash, cash equivalents, deposits, deposit accounts, loss carry back, tax refunds, insurance proceeds, premiums, rebates and refunds, choses in action, investment property, securities, partnership interests, limited liability company interests, contracts, contract rights, general intangibles (including without limitation, all customer and advertiser mailing lists, intellectual property, patents, copyrights,

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         trademarks, trade secrets, trade names, domain names, goodwill, customer lists, advertiser lists, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise), all websites (including without limitation, all content, HTML documents, audiovisual material, software, data, hardware, access lines, connections, copyrights, trademarks, patents and trade secrets relating to such websites) and domain names, any information stored on any medium, including electronic medium, related to any of the personal property of Debtor, all financial books and records and other books and records relating, in any manner, to the business of Debtor, all proposals and cost estimates and rights to performance, all instruments and promissory notes, documents and chattel paper, and all debts, obligations and liabilities in whatever form owing to Debtor from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Debtor; and all guaranties and security therefor, and all letters of credit and other supporting obligations in respect of such debts, obligations and liabilities. (The Collateral referred to in subsections 2.2 through 2.9 is referred to herein as the "Intangible Collateral.")

All of the Property described above hereinafter is referred to collectively as the "Collateral." The security interest of Purchasers in the Collateral shall be superior and prior to all other Liens except Liens in favor of FCC pursuant to the terms of the Credit Agreement.

         3. REPRESENTATIONS AND WARRANTIES. Each Debtor hereby represents and warrants to Purchasers as follows:

              3.1 OWNERSHIP OF COLLATERAL. Such Debtor is the owner of all of the Collateral in which a security interest is granted hereunder, except the portion thereof consisting of after-acquired Property, and such Debtor will be the owner of such after-acquired Property, free from any Lien except for Permitted Liens.

              3.2 LOCATION OF EACH DEBTOR; PLACES OF BUSINESS. Each of Service, Solutions and Midholding is a corporation organized under the laws of the State of Delaware. Writers is a corporation organized under the laws of the State of California. There is listed on EXHIBIT A hereto the location of the chief executive office of each Debtor, all of the other places of business of each Debtor and all locations where the Tangible Collateral and the books and records of such Debtor are kept. No Debtor shall take any actions the result of which would be a change in such Debtor's state of organization nor change the location of (i) any Debtor's (A) chief executive office or (B) books and records or
         (ii) any Tangible Collateral, in each case without first giving Purchasers at least 30 days' advance written notice thereof and having taken any and all action reasonably requested by Purchasers to maintain and preserve the Lien in favor of Purchasers hereby granted free and clear of any Lien whatsoever except for Permitted Liens.

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              3.3 TRADE OR ASSUMED NAMES. All trade or assumed names under which any Debtor has done business in the last 5 years are listed in EXHIBIT B.

              3.4 FINANCING STATEMENTS. Except for the financing statements of FCC and Purchasers and the financing statements disclosed on the Schedules to the Securities Purchase Agreement, if any, to Debtors' knowledge, no financing statement covering any Collateral or any portion or proceeds thereof is on file in any public office.

              3.5 INTANGIBLE COLLATERAL. The Intangible Collateral represents bona fide and existing indebtedness, obligations, liabilities, rights and privileges owed or belonging to such Debtor to which, to the best of such Debtor's knowledge, there is no valid defense, set-off or counterclaim against such Debtor and in connection with which there is no default with respect to any material payment or material performance on the part of such Debtor, or, to the best of such Debtor's knowledge, any other party.

              3.6 TANGIBLE COLLATERAL-PERSONAL PROPERTY. All Tangible Collateral at all times shall be considered personal property.

         4. AFFIRMATIVE COVENANTS. Until all of Company's Obligations are satisfied, each Debtor agrees that it will:

              4.1 TAXES. Pay promptly when due all taxes, levies, assessments and governmental charges upon and relating to any of the Property, income or receipts of such Debtor or otherwise for which such Debtor is or may be liable.

              4.2 INSURANCE. To the extent not covered by the Company's insurance, maintain insurance on the Collateral as required pursuant to the terms of the Securities Purchase Agreement.

              4.3 TANGIBLE COLLATERAL.

                  4.3.1 GOOD REPAIR. Keep the Tangible Collateral in good
              working order and repair and make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof at all times shall be maintained and preserved.

                  4.3.2 INSURANCE REQUIREMENTS. Maintain the Tangible Collateral
              at all times in accordance with the requirements of all insurance carriers which provide insurance with respect to such Tangible Collateral so that such insurance shall remain in full force and effect.

                  4.3.3 USE OF COLLATERAL. Use the Tangible Collateral in
              material compliance with all statutes, regulations, ordinances, requirements and regulations and all judgments, orders, injunctions and decrees applicable thereto, and all other federal, state and local laws.

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              4.4 INTANGIBLE COLLATERAL.

                  4.4.1 PAYMENTS. Make all payments and perform all acts
              reasonably necessary to maintain and preserve the Intangible Collateral, including, without limitation, filing of documents, renewals or other information with any Governmental Body or any other Person.

                  4.4.2 DELIVERY OF INSTRUMENTS. Promptly deliver to Purchasers, or prior to the termination of the Intercreditor Agreement, to FCC the original executed copies of all instruments and promissory notes which constitute part of the Intangible Collateral, together with such endorsements, assignments and other agreements as Purchasers may request in order to perfect the Security Interests.

                  4.4.3 ACCURATE RECORDS. At all times keep accurate and
              complete records of payment and performance by each Debtor and other persons or entities of their respective obligations with respect to the Intangible Collateral and permit Purchasers or any of its agents to call at any Debtor's place of business without hindrance or delay to inspect, audit, check or make extracts from the books, records, correspondence or other data relating to the Intangible Collateral, provided that, unless an Event of Default has occurred and is continuing, Purchasers will not make or cause to be made any such inspections more often than 4 times per year.

                  4.4.4 DEFAULTS, OTHER CLAIMS. Immediately inform Purchasers of any default in payment or performance by any Debtor or any other person or entity of any obligation with respect to the Intangible Collateral or of claims made by others in regard to the Intangible Collateral, if either of which could have a Material Adverse Effect.

                  4.4.5 COMMERCIAL TORT CLAIMS. Immediately inform Purchasers of the occurrence of any commercial tort claims of which any Debtor is claimant and provide to Purchasers such information with respect thereto as Purchasers may require.

              4.5 COLLECTION OF PROCEEDS. Collect the proceeds of indebtedness owing to any Debtor by any person or entity under any instrument or by any account debtor with respect to any account, contract right, chattel paper or general intangible.

              4.6 FINANCING STATEMENTS, FURTHER ASSURANCES. Each Debtor hereby authorizes Purchasers to file any financing statements in any jurisdictions as may be necessary to perfect the security interest in the Collateral granted pursuant to this Security Agreement. Debtors, upon demand, shall pay the cost of filing all such financing statements, continuation statements, termination statements, amendments to any of the foregoing and other documents.

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         5. NEGATIVE COVENANTS. Until all of Company's Obligations are
satisfied, each Debtor agrees that it will not:

              5.1 SALES AND TRANSFER OF COLLATERAL. Sell, lease, assign or otherwise dispose of any of the Collateral, except as may be permitted by and in accordance with the applicable provisions the Securities Purchase Agreement.

              5.2 INSTALLATION OF TANGIBLE COLLATERAL. Permit any of the Tangible Collateral to be installed, affixed or attached to the real estate of any Debtor or any other person or entity so as to become a part thereof or become in any sense a fixture not otherwise pledged to Purchasers.

         6. EVENT OF DEFAULT. Each Debtor shall be in default under this Security Agreement upon the occurrence of an Event of Default under the Securities Purchase Agreement.

         7. REMEDIES UPON DEFAULT. Upon the occurrence and continuance of an Event of Default, and subject to the provisions of the Intercreditor Agreement:

              7.1 RIGHTS OF PURCHASERS. Purchaser shall have all of the rights and remedies of a secured party under the Code and all other rights and remedies accorded to secured party at equity or law, including, without limitation, the right to apply for and have a receiver appointed by a court of competent jurisdiction to manage, protect and preserve the Collateral, to continue operating the BUSINESS of any Debtor and to collect all revenues and profits thereof. Any notice of sale or other disposition of Collateral given not less than ten (10) days prior to such proposed action shall constitute reasonable and fair notice of such action. Purchasers may postpone or adjourn any such sale from time to time by announcement at the time and place of sale stated in the notice of sale or by announcement of any adjourned sale, without being required to give a further notice of sale. Any such sale may be for cash or, unless prohibited by applicable law, upon such credit or installment terms as Purchasers shall determine. Debtors shall be credited with the net proceeds of such sale only when such proceeds actually are received by Purchasers in Good Funds. Despite the consummation of any such sale, each Debtor shall remain liable for any deficiency on Debtors' Obligations which remains outstanding following any such sale.

              7.2 ASSEMBLY OF COLLATERAL. Upon the request of Purchasers, each Debtor shall assemble and make the Collateral available to Purchasers at a place designated by Purchasers.

              7.3 PROCEEDS. Debtors shall hold all proceeds of the Collateral collected by any Debtor in trust for Purchasers, and promptly upon receipt thereof, turn over such proceeds to Purchasers in the exact form in which they were received.

              7.4 OTHER RIGHTS. Purchasers, at their election, and without notice to any Debtor, may:

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                  7.4.1 NOTIFICATION. Notify the obligors under any instruments and the account debtors of any account, contract right, chattel paper or general intangible to make all payments directly to Purchasers.

                  7.4.2 COLLECTION OF PAYMENTS. Demand, sue for, collect or
              receive, in the name of any Debtor or any Purchaser, any money, property or assets payable or receivable on any item of Collateral.

                  7.4.3 SETTLEMENT. Settle, release, compromise, adjust, sue upon or otherwise enforce any item of Collateral as Purchasers may determine.

                  7.4.4 MAIL OF DEBTORS; ENDORSEMENT OF CHECKS. For the purpose of enforcing Purchasers' rights under this Security Agreement, open all mail containing checks and other forms of payment in respect of accounts receivable of the Debtors and process such checks and other forms of payment.

         8. POWER OF ATTORNEY. To effectuate the rights and remedies of Purchasers under this Security Agreement, each Debtor hereby irrevocably appoints Purchasers as its attorney-in-fact, in the name of such Debtor or in the name of Purchasers, to:

              8.1 EXECUTION OF FINANCING STATEMENTS. Execute and file from time to time financing statements, continuation statements, termination statements and amendments thereto, covering the Collateral, in form satisfactory to Purchasers.

              8.2 EXECUTION OF OTHER DOCUMENTS. If an Event of Default exists and is continuing, take all action and execute all documents referred to in Section 7.4 above.

The power of attorney granted pursuant to this SECTION 8 is coupled with an interest and shall be irrevocable until all of Company's Obligations have been paid and performed in full.

         9. CERTAIN AGREEMENTS OF EACH DEBTOR.

              9.1 WAIVER OF NOTICE. Each Debtor hereby waives notice of the acceptance of this Security Agreement and, except as otherwise specifically provided in Section 7.1 above or in the Investment Agreements, all other notices, demands or protests to which any Debtor otherwise might be entitled by law (and which lawfully may be waived) with respect to this Security Agreement, Debtors' Obligations and the Collateral.

              9.2 RIGHTS OF PURCHASERS. Each Debtor agrees that Purchasers (i) shall have no duty as to the collection or protection of the Collateral or any income thereon, (ii) may exercise the rights and remedies of Purchasers with respect to the Collateral without resort or regard to other security or sources for payment and (iii) shall not be deemed to have waived any of the rights or remedies granted to Purchasers hereunder unless such waiver shall be in writing and shall be signed by Purchasers. Debtors and Purchasers acknowledge their intent that, upon the occurrence of an Event of Default, Purchasers

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         shall receive, to the fullest extent permitted by law and governmental policy, all rights necessary or desirable to obtain, use or sell the Collateral, and to exercise all remedies available to Purchasers under the Investment Agreements, the Code or other applicable law. Debtors and Purchasers further acknowledge and agree that, in the event of changes in law or governmental policy occurring subsequent to the date hereof that affect in any manner Purchasers' rights of access to, or use or sale of, the Collateral, or the procedures necessary to enable Purchasers to obtain such rights of access, use or sale, Purchasers and Debtors shall amend the Investment Agreements, in such manner as Purchasers shall request, in order to provide Purchasers such rights to the greatest extent possible consistent with then applicable law and governmental policy.

              9.3 NO DELAY, SINGLE OR PARTIAL EXERCISE PERMITTED. No delay or omission on the part of Purchasers in exercising any rights or remedies contained herein shall operate as a waiver of such right or remedy or of any other right or remedy, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof, or the exercise of any other right or remedy. A waiver of any right or remedy on any one occasion shall not be construed as a bar or waiver of any right or remedy on future occasions, and no delay, omission, waiver or single or partial exercise of any right or remedy shall be deemed to establish a custom or course of dealing or performance between the parties hereto.

         10. INTERCREDITOR AGREEMENT. The Liens granted pursuant to this Security Agreement are subject to the Intercreditor Agreement, which, among other things, subordinates the Lien in the Collateral granted to Purchasers hereunder to the Lien in the Collateral granted to the holders of Senior Obligations (as defined in the Intercreditor Agreement) pursuant to the terms of the Credit Agreement.

         11. RIGHTS CUMULATIVE. All rights and remedies of Purchasers pursuant to this Security Agreement, the Securities Purchase Agreement or the other Investment Agreements, shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

         12. SEVERABILITY. In the event that any provision of this Security Agreement is deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court, the validity, legality and enforceability of the remaining terms and provisions of this Security Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Security Agreement.

         13. NOTICES. All notices and communications under this Security Agreement shall be in writing and delivered in the manner set forth in the Securities Purchase Agreement.

         14. SUCCESSORS AND ASSIGNS. This Security Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of Purchasers and Debtors.

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         15. CAPTIONS. The headings in this Security Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

         16. COUNTERPARTS. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall be one and the same instrument.

         17. SURVIVAL OF SECURITY AGREEMENT; TERMINATION. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of the Investments Agreements and shall terminate only when the Company's Obligations have been satisfied in full.

         18. GOVERNING LAW; JURISDICTION. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the State of Illinois and the State Courts in the County of Cook in the State of Illinois in any suit or proceeding based on or arising under this Security Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Each Debtor irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. Each Debtor further agrees that service of process upon such Debtor mailed by the first class mail shall be deemed in every respect effective service of process upon such Debtor in any suit or proceeding arising hereunder. Nothing herein shall affect either Purchaser's right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner

         19. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, DEBTORS AND PURCHASERS HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS SECURITY AGREEMENT OR ANY OTHER INVESTMENT AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OBLIGATION HEREUNDER OR THEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PURCHASERS OR DEBTORS OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH DEBTOR AND THE PURCHASERS ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 19 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH EACH OF THE DEBTORS AND EACH OF THE PURCHASERS HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS SECURITY AGREEMENT AND THE OTHER INVESTOR AGREEMENTS. Any Purchaser or any Debtor may file an original counterpart or a copy of this

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Section 19 with any court as written evidence of the consent of the parties hereto to the waiver of their respective right to trial by jury.

         20. TIME OF THE ESSENCE. Time for the performance of Debtors' Obligations under this Security Agreement is of the essence.

                  [remainder of page left intentionally blank]

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         IN WITNESS WHEREOF, this Security Agreement has been executed and delivered by the parties hereto by a duly authorized officer of each such party on the date first set forth above.

DEBTORS:

ARC SERVICE, INC.


By:   /s/ Steven Purcell
      -----------------------
      Name:   Steven Purcell
      Title:  Vice President and Secretary


ARC SOLUTIONS, INC.


By:   /s/ Steven Purcell
      -----------------------
      Name:  Steven Purcell
      Title: Vice President and Secretary


ARC MIDHOLDING, INC.


By:   /s/ Steven Purcell
      -----------------------
      Name:  Steven Purcell
      Title: Vice President and Secretary


WRITERS INC.


By:   /s/ Steven Purcell
      -----------------------
      Name:  Steven Purcell
      Title: Vice President and Secretary


PURCHASERS:

WYNNCHURCH CAPITAL PARTNERS, L.P.

By:   Wynnchurch Management Inc., its general partner


By:   /s/ John Hatherly
      -----------------------
      Name:   John Hatherly
      Title:  President


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WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.

By:   Wynnchurch GP Canada, Inc., its general partner


By:   /s/ John Hatherly
      -----------------------
      Name:  John Hatherly
      Title: President



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                                    EXHIBIT A

                       LOCATION OF CHIEF EXECUTIVE OFFICE,
                      LOCATION OF OTHER PLACES OF BUSINESS,
                        LOCATION OF BOOKS AND RECORDS AND
                      LOCATIONS OF ALL TANGIBLE COLLATERAL


                                    [OMITTED]



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                                    EXHIBIT B

                               LIST OF TRADE NAMES


                                    [OMITTED]